Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Revelation Biosciences, Inc. (the “Company”) of our report dated March 6, 2025 relating to the consolidated financial statements of Revelation Biosciences, Inc., as of and for the years ended December 31, 2024 and 2023, which includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern, appearing in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2024.

/s/ Baker Tilly US, LLP

San Diego, California

November 12, 2025